EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix: Fred B. Parks, Chairman and CEO Todd E. Paulson, CFO (763) 475-1400

UROLOGIX REPORTS FISCAL 2006 SECOND QUARTER RESULTS

MINNEAPOLIS — January 24, 2006 — Urologix®, Inc. (NASDAQ:ULGX), today reported financial results for the fiscal second quarter and six months ended December 31, 2005, and provided revised financial guidance for fiscal 2006.

Revenue for the second quarter of fiscal 2006 was $6.5 million, compared to $6.4 million in the same period of fiscal 2005. Treatment catheters sales, including revenue from Cooled ThermoTherapy™ mobile treatments, accounted for 95% of revenue in the just completed quarter, up slightly from 94% in the prior year period. Net earnings for the current quarter were $319,000 or $0.02 per diluted share, compared to $725,000 or $0.05 per diluted share, for the second quarter of fiscal 2005. Current period earnings include $364,000 of equity-based compensation expense resulting from the adoption of Statement of Financial Accounting Standards No. 123R (SFAS 123R), “Share-Based Payment” on July 1, 2005. Fiscal 2005 results do not include any equity-based compensation expense.

For the first six months of fiscal 2006, revenue rose to $12.7 million from $12.4 million in fiscal 2005. Net earnings for the first half of fiscal 2006 were $465,000 or $0.03 per diluted share, compared to $1.4 million or $0.10 per diluted share in the first half of fiscal 2005. For the six-month period ended December 31, 2005, net earnings included $701,000 of equity-based compensation expense that was not included in fiscal 2005 results.

Fred B. Parks, chairman and chief executive officer of Urologix, commented, “Our business continues to show modest growth despite pricing pressures across all of our product and service offerings. Additionally, during the second quarter we re-focused on our overall cost structure, and expect this attention to drive improvement in the second half of the year. We are confident that the upcoming release of the CoolWave™ control unit, upon receiving FDA approval, in conjunction with our broad family of Cooled ThermoTherapy catheters, will provide urologists with a treatment capable of better meeting the specific needs of each BPH patient in their office-based practice.”

Gross profit for the second quarter and first six months of fiscal 2006 was 67% of revenue, compared to 70% in the same periods of fiscal 2005. Cost of goods sold for the second quarter and first six months of fiscal 2006 included $11,000 and $25,000, respectively, of equity-based compensation expense that was not included in fiscal 2005 results. Gross profit rates in fiscal 2006 have been adversely impacted by year-over-year decreases in the average per unit selling prices of single-use treatment catheters. Second quarter operating expenses, including $353,000 of equity-based compensation expense, totaled $4.0 million compared to $3.6 million in the prior-year quarter. Operating expenses for the first six months of fiscal 2006 totaled $8.1 million compared to $7.0 million in the first half of fiscal 2005. Operating expenses for the first six months of fiscal 2006 included $676,000 of equity-based compensation expense that was not included in fiscal 2005 results.

Balances of cash and available-for-sale investments increased to $10.8 million at December 31, 2005 from $10.3 million at September 30, 2005, and were flat as compared to June 30, 2005 balances. The domestic installed base of Cooled ThermoTherapy system control units grew to 535 units at December 31, 2005, compared to 518 units at September 30, 2005 and 498 units at June 30, 2005.

Update on Cooled ThermoTherapy Mobile Service

The Company continued to expand its Cooled ThermoTherapy mobile service during the second quarter. As of December 31, 2005, Urologix’ Cooled ThermoTherapy mobile service was being offered in nine select geographies in the U.S. as compared to five at the end of the first quarter.

Mr. Parks commented, “We are pleased with the progress of our mobile initiative and it continues to meet our expectations. In the current quarter we established four new mobile routes. As we move into the second half of fiscal 2006, we will continue to focus on improving utilization of current routes as well as expanding into new geographies.”

Fiscal 2006 Financial Outlook

Urologix today revised its financial guidance for the fiscal year ended June 30, 2006. The company now anticipates fiscal 2006 revenues in the range of $26 million to $28 million compared to $25.8 million in fiscal 2005. Diluted net earnings per share are expected to be $0.10 to $0.15 per share, including $1.3 million to $1.4 million of equity-based compensation expense, compared to $0.19 per share in fiscal 2005. Fiscal 2005 results do not include the impact of equity-based compensation expense.

Mr. Parks commented, “We have revised our full year revenue and earnings guidance, the latter more modestly than the former, to be consistent with our recent experience dealing with pricing and competitive pressures. We expect improved revenue and earnings performance during the second half of our fiscal year.”

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2006 second quarter results on Tuesday, January 24, at 4:00 p.m. Central Time. A live webcast of the call will be available through the investor relations section of the company’s website at www.urologix.com, and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix markets its products under the Targis® and Prostatron® names. Both systems utilize Cooled ThermoTherapy™ – targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort – and provide safe, effective, lasting relief of the symptoms of BPH.

Certain statements in this news release contain forward-looking information. Actual results may vary significantly from those anticipated in these forward-looking statements due to risks and uncertainties, including the need to maintain profitability and increase revenues; the rate of adoption of Cooled ThermoTherapy products, Urologix’ sole products, by the medical community; approval by the FDA of the Company’s products, including the release of the Company’s CoolWave control unit and the timing of such approval; the ability of third-party suppliers to produce and supply products; the impact of competitive treatments, products and pricing; the company’s ability to develop and market new products, including the company-owned Cooled ThermoTherapy mobile service, and the company’s ability to generate revenue from new products; the development and effectiveness of the company’s sales organization and marketing efforts; developments in the reimbursement environment for the company’s products including the determination of reimbursement rates for Cooled ThermoTherapy (transurethral microwave thermotherapy); the company’s ability to successfully defend its intellectual property against infringement and the cost and expense associated with that effort; and other risks, including those set forth in the company’s reports filed with the Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K.

UROLOGIX, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Sales	$6,535	$6,350	$12,692	$12,401
Cost of goods sold	2,182	1,911	4,214	3,749

Gross profit	4,353	4,439	8,478	8,652

Costs and expenses:
Selling, general and administrative	3,222	2,801	6,393	5,528
Research and development	785	793	1,581	1,435
Amortization of intangibles	41	41	82	82

Total costs and expenses	4,048	3,635	8,056	7,045

Operating earnings	305	804	422	1,607
Interest income, net	88	31	145	57

Net earnings before income taxes	393	835	567	1,664

Provision for income taxes	(74)	(110)	(102)	(219)

Net earnings	$319	$725	$465	$1,445

Basic net earnings per common share	$0.02	$0.05	$0.03	$0.10

Diluted net earnings per common share	$0.02	$0.05	$0.03	$0.10

Weighted average number of shares used in basic per share calculations	14,314	14,294	14,312	14,253

Weighted average number of shares used in diluted per share calculations	14,356	14,692	14,376	14,909

UROLOGIX, INC.

Selected Balance Sheet Data

(Unaudited, in thousands)

	December 31, 2005	June 30, 2005
Cash and available-for-sale investments	$10,762	$10,770
Accounts receivable	3,965	4,243
Inventory	2,702	1,742
Current assets	17,762	17,007
Total assets	39,759	39,106
Current liabilities	3,284	3,833
Total liabilities	5,415	5,961
Shareholders’ equity	34,344	33,145

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